Exhibit 99.1

Press Release
Liberty Global to Hold Annual Meeting of Stockholders

Englewood, Colorado – June 15, 2012: Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) will be holding its Annual Meeting of Stockholders on Tuesday, June 19, 2012 at 10:00 a.m. Mountain Time at The Inverness Hotel and Conference Center, 200 Inverness Drive West, Englewood, Colorado 80112. The meeting will be webcast live at www.lgi.com. We intend to archive the webcast under the investor relations section of our website for approximately 30 days. In addition, the meeting will be available via teleconference:

800.510.9691    Domestic
617.614.3453    International
58213092    Pin

Please dial in to the teleconference 15 minutes prior to the start of the meeting. Following the meeting, a question and answer session will take place. Liberty Global may make observations concerning its historical operating performance and outlook. While the teleconference and webcast will both broadcast the question and answer session, participants can only ask questions via teleconference as the webcast will be listen-only.

About Liberty Global, Inc.

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of March 31, 2012, Liberty Global operated state-of-the-art networks serving 20 million customers across 13 countries principally located in Europe and Chile. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
Oskar Nooij	+1 303.220.4218	Bert Holtkamp	+31 20.778.9800